                                UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

            ----------------------------------------------------


                                SCHEDULE 13G

                               (Rule 13d-102)

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

        INFOTECH USA, INC. formerly SysComm International Corporation
        -------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $.01 per share
                   --------------------------------------
                       (Title of Class of Securities)

                                  456797109
                                  ---------
                               (CUSIP Number)


           (Date of Event Which Requires Filing of this Statement)


                               March 19, 2004

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|     Rule 13d-1(b)

         |X|     Rule 13d-1(c)

         |_|     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------
CUSIP NO. 456797109                                     PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------



-------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Michael E. Krawitz

-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) |_|
                                                                        (b) |_|
          Not Applicable
-------------------------------------------------------------------------------
 3        SEC USE ONLY
-------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
-------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
             NUMBER OF
              SHARES                450,000
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
-------------------------------------------------------------------------------
                             6      SHARED VOTING POWER

                                    0
-------------------------------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                                    450,000

-------------------------------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    0
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          450,000 shares of Common Stock

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_| (See Instructions)

          Not Applicable

-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.4%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)


          IN

-------------------------------------------------------------------------------

--------------------------------------------------------------------------
CUSIP NO. 456797109                                     PAGE 3 OF 5 PAGES
--------------------------------------------------------------------------


ITEM 1(a)         NAME OF ISSUER:

                  InfoTech USA, Inc. (formerly SysComm International
                  Corporation)

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  7 Kingsbridge Road, Fairfield, New Jersey  07004

ITEM 2(a)         NAME OF PERSON FILING:

                  This statement is being filed by Michael E. Krawitz.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  400 Royal Palm Way, Suite 410, Palm Beach, Florida  33480

ITEM 2(c).        CITIZENSHIP:

                  USA

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share.

ITEM 2(e).        CUSIP NUMBER:

                  456797109

ITEM 3.           NOT APPLICABLE

ITEM 4.           OWNERSHIP:

                  (a)      Amount beneficially owned:

                           450,000 Shares

                  (b)      Percent of class:

                           8.4%

                  (c) Number of shares as to which the Reporting Person has:

                           (i)     Sole power to vote or to direct the vote -
                                   450,000

                           (ii)    Shared power to vote or direct the vote - 0

                           (iii) Sole power to dispose or to direct the disposition of - 450,000

                           (iv) Shared power to dispose or to direct the disposition of - 0

--------------------------------------------------------------------------
CUSIP NO. 456797109                                     PAGE 4 OF 5 PAGES
--------------------------------------------------------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  NOT APPLICABLE


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE

ITEM 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------
CUSIP NO. 456797109                                     PAGE 5 OF 5 PAGES
--------------------------------------------------------------------------

                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             March 26, 2004
                             --------------
                             (Date)



                             /s/ Michael E. Krawitz
                             --------------------------------------------------
                             Michael E. Krawitz